Exhibit 99.1

FOR IMMEDIATE RELEASE

Tutor Perini Corporation Announces Q3 Results

•	Revenues of $1.2 billion, compared to $731.8 million in Q3 2010

•	Net income of $35.5 million, compared to $30.9 million in Q3 2010

•	Diluted EPS of $0.74, compared to $0.65 in Q3 2010

•	Backlog at $6.4 billion; $5.0 billion at Q2 2011

Sylmar, CA –November 3, 2011 - Tutor Perini Corporation (NYSE: TPC)(the “Company”), a leading civil and building construction company, today reported results for the third quarter ended September 30, 2011.

Third Quarter and Nine Month Results
Revenues from construction operations were $1.2 billion for the third quarter of 2011, as compared to revenues of $731.8 million for the third quarter of 2010. Net income was $35.5 million for the third quarter of 2011, as compared to net income of $30.9 million for the third quarter of 2010. Diluted earnings per common share were $0.74 for the third quarter of 2011, as compared to diluted earnings per common share of $0.65 for the third quarter of 2010.

Revenues from construction operations were $2.6 billion for the first nine months of 2011, as compared to revenues of $2.5 billion for the first nine months of 2010.  Net income was $62.1 million for the first nine months of 2011, as compared to net income of $84.6 million for the first nine months of 2010. Diluted earnings per common share were $1.30 for the first nine months of 2011, as compared to diluted earnings per common share of $1.73 for the first nine months of 2010.

The increase in operating results from the third quarter of 2010 primarily reflects the contributions from acquisitions the Company has completed over the past 12 months, offset by the substantial completion of several successful, large public works and hospitality and gaming projects.

Operating results decreased from the first nine months of 2010 due primarily to the substantial completion of large public works and hospitality and gaming projects in the Building and Civil segments offset by contributions from the acquisitions the Company has recently closed.

At September 30, 2011, working capital was $682.0 million, an increase of $89.1 million from $592.9 million at December 31, 2010. The Company had $165.0 million available to borrow under the revolving credit facility. The Company believes its financial position and credit arrangements are sufficient to support the Company’s current backlog and anticipated new work.

Backlog at $6.4 billion
The backlog of uncompleted construction work at September 30, 2011 was $6.4 billion, an increase of $1.4 billion from backlog reported at June 30, 2011 and an increase of $2.1 billion from $4.3 billion reported at December 31, 2010. The $1.4 billion net increase is attributable to backlog acquired through acquisitions of $1.6 billion, and new awards and adjustments to contracts in process which added $1.0 billion, offset by revenue earned during the quarter. Additions to new work during the third quarter of 2011 include a $143 million highway interchange reconstruction project in Maryland, a $93 million office building in northern California, a $70 million educational facility in Philadelphia, and a $60 million overhead coverage protection facility in Iraq.

Outlook
The Company is refining its guidance for 2011 revenues to an estimated range of $3.6 to $3.8 billion and diluted earnings per common share to an estimated range of $2.00 to $2.10 per share.

Ronald Tutor, Chairman and CEO, said: “Our overall results for the quarter reflect the benefits from recent acquisitions.  As we progress with the integration of our recent acquisitions, we are actively capitalizing on new market opportunities to enhance our margins.  We believe the combined company is well positioned for growth as the U.S. economy begins to recover.”

3rd Quarter Conference Call
The Company will host a conference call at 1:30 PM Pacific Time on Thursday, November 3, 2011, to discuss the Company’s third quarter 2011 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 866-202-3048 and enter the pass code 17490301. International callers should dial 617-213-8843 and enter the pass code 17490301.

If you are unable to participate in the call at this time, a replay will be available on Thursday, November 3, 2011 at 4:30 PM Pacific Time, through Thursday, November 10, 2011 at 9:00 PM Pacific Time. To access the replay dial 888-286-8010 and enter the replay code 38088832. International callers should dial 617-801-6888 and enter the replay code 38088832.

About Tutor Perini Corporation
Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions, strategies regarding the future and statements regarding future guidance and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Tutor Perini Corporation (NYSE)
Summary of Consolidated Operations
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Building	$567,676	$511,233	$1,463,386	$1,849,295
Civil	281,355	171,223	558,307	493,314
Specialty Contractors	335,921	24,088	514,809	93,892
Management Services	85,482	41,544	209,956	158,838
Eliminations	(104,024)	(16,282)	(144,901)	(84,082)
TOTAL REVENUES	$1,166,410	$731,806	$2,601,557	$2,511,257

Gross profit	$120,355	$90,670	$270,028	$265,715
General and administrative expenses	58,319	40,710	152,444	125,747
Income from construction operations	62,036	49,960	117,584	139,968
Other income (expense), net	5,863	358	6,648	(399)
Interest expense	(11,566)	(1,589)	(25,973)	(6,354)
Income before income taxes	56,333	48,729	98,259	133,215
Provision for income taxes	(20,856)	(17,796)	(36,159)	(48,624)
NET INCOME	$35,477	$30,933	$62,100	$84,591

BASIC EARNINGS PER COMMON SHARE	$0.75	$0.65	$1.32	$1.75

DILUTED EARNINGS PER COMMON SHARE	$0.74	$0.65	$1.30	$1.73

Weighted average common shares outstanding:
Basic	47,291	47,357	47,192	48,455
Effect of dilutive stock options and restricted stock units outstanding	473	539	670	498
Diluted	47,764	47,896	47,862	48,953

Selected Balance Sheet Data
(Unaudited)
(In thousands)

	September 30,	December 31,
	2011	2010
Total assets	$3,753,737	$2,779,220
Working capital	$681,993	$592,928
Long-term debt, less current maturities	$758,970	$374,350
Stockholders' equity	$1,381,195	$1,312,994

CONTACT:	Kekst and Company
Douglas Kiker, 212-521-4800

Or

Tutor Perini Corporation
Michael Kershaw, 818-362-8391
Executive Vice President, Chief Financial Officer